EXHIBIT 11

                                 PHOTRAN CORPORATION
        COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE



                                                     Three Months Ended             Nine Months Ended
                                                       September 30,                  September 30,
                                               -----------------------------  ---------------------------
                                                   1996             1995          1996           1995
                                               AS RESTATED                    AS RESTATED
                                               (SEE NOTE 5)                   (SEE NOTE 5)
                                               -------------    ------------  ------------   ------------
PRIMARY
   Weighted average number of
      common shares outstanding
                                                  5,152,854      2,837,323      3,837,155      2,837,323
   Common stock equivalents from assumed
      exercise of options and warrants
                                                    109,192        508,871        178,192        508,871
                                               -------------    ------------  ------------   ------------
         Total shares
                                                  5,262,046      3,346,194      4,015,347      3,346,194
                                               -------------    ------------  ------------   ------------
                                               -------------    ------------  ------------   ------------
NET (LOSS) INCOME BEFORE
    EXTRAORDINARY ITEM
                                                  (366,916)        105,253      (935,979)      (268,712)

EXTRAORDINARY ITEM - loss on
    extinguishment of debt
                                                         -               -       (71,990)             -

NET (LOSS) INCOME                              $  (366,916)     $  105,253    $1,007,969     $ (268,712)
                                               -------------    ------------  ------------   ------------
                                               -------------    ------------  ------------   ------------
(LOSS) INCOME PER COMMON AND
   COMMON EQUIVALENT SHARE
    (Loss) income before extraordinary item    $     (0.07)     $     0.03    $    (0.23)    $    (0.08)
    Extraordinary item                                   -               -         (0.02)             -
                                               -------------    ------------  ------------   ------------
    Net (loss) income                          $     (0.07)     $     0.03    $    (0.25)    $    (0.08)
                                               -------------    ------------  ------------   ------------
                                               -------------    ------------  ------------   ------------


Fully diluted net income per common and common equivalent share is not separately presented because the effects of including outstanding common stock equivalents would be anti-dilutive. Calculations include certain options and warrants granted prior to the Company's initial public offering in accordance with Securities and Exchange Commission (SEC) regulations although contrary to Accounting Principles Board (APB) Opinion No. 15 because they produce anti-dilutive results.











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